John W. Hlywak, Jr.  (investors)                Jay Higham   (media)
Senior Vice President & CFO                     Senior Vice President Marketing
IntegraMed America, Inc                         IntegraMed America, Inc.
(914) 251-4143                                  (914) 251-4127
Web Address: www.integramed.com

        INTEGRAMED ANNOUNCES THE BUY-BACK OF MORGAN STANLEY COMMON STOCK

Purchase, NY, January 26, 2001 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced that it had completed a private transaction with three venture capital affiliates of Morgan, Stanley, Dean Witter, Discover & Co (NYSE:MWD) pursuant to which the Company has purchased all 868,822 shares of Common Stock owned by Morgan Stanley for a total consideration of $2,000,000. The Company paid $2.30 per share for the purchase of the Common Stock, which represented approximately 22% of the previously outstanding common shares.

IntegraMed, based in Purchase, NY offers products and services to patients, providers, payors and manufacturers focused on the $2 billion infertility industry. Specifically, the Company provides Business Services to a network of Reproductive Science Centers(R) - the leading providers of conventional fertility and assisted reproductive technology (ART) services; distributes pharmaceutical and financing products directly to patients; and, conducts clinical research through IntegraMed Research Institute.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).